EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Prospectus, constituting a part of this Registration Statement of CytoCore, Inc. on Form S-3 of our report dated April 16, 2007 for the year ended December 31, 2006, appearing in the 2007 Annual Report on Form 10-KSB of CytoCore, Inc, and to the reference to us under the heading “Experts” in the Prospectus.
Our report dated April 16, 2007, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent upon access to additional external financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
Our report dated April 16, 2007 also notes that we were not engaged to audit, review, or apply any procedures to the adjustment to retrospectively apply the effects of the one-for-ten reverse stock split described in Note 1 to the consolidated financial statements for the year ended December 31, 2007 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.
/s/ Amper, Politziner & Mattia, LLP
(formerly Amper, Politziner & Mattia, P.C.)
Edison, New Jersey
August 11, 2008